PHILLIPS-VAN HEUSEN CORPORATION
200 MADISON AVENUE
NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE
March 2, 2011

Contact: Michael Shaffer
Executive Vice President and Chief Financial Officer
(212) 381-3523
www.pvh.com

PHILLIPS-VAN HEUSEN ANNOUNCES CLOSING OF
AMENDED AND RESTATED CREDIT FACILITY

New York, New York – Phillips-Van Heusen Corporation [NYSE: PVH] today announced that it entered into an amended and restated senior secured credit facility, which amends the credit facility it entered into in May 2010 in connection with its acquisition of Tommy Hilfiger B.V. and certain related companies.  The Company had announced in late January 2011 that it was entering into discussions to amend the credit facility.  The amended facility provides reduced borrowing spreads and fees, as well as additional flexibility with respect to the application of voluntary prepayments.  The full benefit of the reduction in borrowing spreads and fees is not expected to be realized, as the Company currently intends to enter into contracts to swap a portion of its variable rate debt into fixed rate debt for the intended purpose of reducing its exposure to interest rate volatility.  The amended facility extends the maturity of the Term Loan A facilities and the revolving loan facilities from May 2015 to January 2016.  The maturity of the Term Loan B facilities remains in May 2016.

The amended credit facility consists of United States Dollar-denominated and Euro-denominated term loan facilities in an aggregate amount of $1.04 billion and approximately €347 million, respectively, and revolving credit facilities in the aggregate amount of approximately $450 million (including a United States Dollar facility and two multi-currency facilities, one United States Dollar and Canadian Dollar, and the other Euro, Japanese Yen and British Pound).  The revolving credit facilities remained undrawn upon the closing of the amended credit facility (with only letters of credit outstanding).

In connection with the closing of the amended credit facility, the Company voluntarily prepaid approximately $150 million of borrowings with cash on hand, which the Company had previously announced it intended to use for such purpose.  The aggregate amount outstanding under the amended facility is the same as the aggregate amount outstanding under the credit facility prior to the amendment and restatement, other than with respect to the approximately $150 million voluntary prepayment, and reflects a total reduction by approximately $400 million of the amount initially borrowed at the time of the Tommy Hilfiger acquisition closing.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this press release, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger B.V. and certain affiliated companies (collectively, “Tommy Hilfiger”), the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to develop and grow its Calvin Klein businesses in terms of revenue and profitability and its ability to realize benefits from Tommy Hilfiger; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Tommy Hilfiger, into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.